                                                                     EXHIBIT 2.2

                     AGREEMENT AND PLAN OF REORGANIZATION

                                     AMONG

                              PETSMART.COM, INC.

                                      AND


                   DIGITAL COMMUNITIES, INC. dba ACMEPET.COM


                                      AND


                           DIGITAL COMMUNITIES, LLC


                                      AND


                              BRUCE KIRSCHENBAUM

                                  SAM ZAPPAS

                                 MARY CHADSEY


                                AUGUST 11, 1999

                                    EXHIBITS

Exhibit A      Measurement Date Adjustments

Exhibit B      Terms of Series D Stock

Exhibit C      Escrow Agreement

Exhibit D      Noncompetition Agreement

                      AGREEMENT AND PLAN OF REORGANIZATION

          This Agreement and Plan of Reorganization (the "Agreement") is entered
                                                          ---------
into as of August 11, 1999, by and among PETsMART.com, Inc., a Delaware corporation ("PETsMART"), Digital Communities, Inc., a Delaware corporation, dba Acmepet.com ("Acme") , Digital Communities, LLC, a Delaware limited liability company ("LLC") and Bruce Kirschenbaum ("Kirschenbaum"), Sam Zappas ("Zappas") and Mary Chadsey ("Chadsey" who along with Kirschenbaum and Zappas shall be referred to herein as the "Principals").

                                    RECITALS
                                    --------

          The parties hereto intend that, subject to the terms and conditions hereinafter set forth, PETsMART will acquire Acme in accordance with the terms of this Agreement by way of a merger of Acme with and into PETsMART, as a result of which (i) all of the outstanding shares of common stock of Acme ("Acme
                                                                     ----
Stock") will automatically be converted into the right to receive cash and shares of Series D Preferred Stock of PETsMART ("Series D Stock"), (ii) all
                                                 --------------
outstanding employee options to acquire Acme Stock (if any) will be terminated, and (iii) all outstanding warrants or other rights to acquire shares of capital stock of Acme (if any) will be terminated. The business of Acme is conducted through LLC, which is wholly-owned by Acme.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                   ARTICLE 1

                             PLAN OF REORGANIZATION

          1.1  Board of Directors' and Shareholders' Approval.  The respective
               ----------------------------------------------
boards of directors of PETsMART and Acme have duly adopted and approved this Agreement, and this Agreement shall be submitted to the shareholders of Acme and PETsMART for approval in accordance with the applicable provisions of the Delaware General Corporations Law (the "DGCL").

          1.2  The Merger.  Subject to the terms and conditions of this
               ----------
Agreement Acme shall be merged with and into PETsMART (the "Merger"), with
                                                            ------
PETsMART as the surviving corporation. At the Effective Time (as hereinafter defined), the separate existence of Acme shall cease and PETsMART, as the surviving corporation in the Merger, shall continue its corporate existence. As a result of the Merger, at the Effective Time, all of the issued and outstanding shares of Acme Stock (other than (a) shares as to which dissenters' rights are perfected under the DGCL, (b) any Acme Stock owned by Acme and (c) any Acme Stock owned by PETsMART) shall automatically be converted into the right to receive (subject to the adjustments and other provisions set forth in this Agreement) in the aggregate the following (which shall be referred to herein as the "Merger Consideration"): (i) $5,400,000 of shares of Series D Stock at the same price per share paid by investors in the Series D Financing (as defined

                                       1
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below), (ii) $2,000,000 less a $100,000 deposit previously made (the "First Cash
Payment") on the Closing Date (as defined below) and (iii) $2,000,000 (the "Second Cash Payment") on the date 90 days after the Closing Date.

          (a) PETsMART shall pay, or issue and deliver, the Merger Consideration to each holder of Acme Stock on the Closing Date (the "Shareholders") (other
                                                       ------------
than PETsMART or Acme) prorata based on their ownership of Acme Stock.

          (b) Any Acme Stock owned by PETsMART or by Acme shall be canceled in the Merger, and no payment shall be made nor other consideration paid with respect thereto.

          (c) The First Cash Payment will be reduced by the Schiering Payment Amount (as defined below) and an amount (the "Holdback Amount") equal to 150% of the Estimated Liabilities. The Estimated Liabilities shall be the equal to the sum of (i) the estimated liabilities of Acme as of the Closing Date set forth on an estimated balance sheet of Acme as of the Closing Date which shall be delivered to PETsMART at least three business days prior to the Closing Date and which shall include an estimate of (A) all legal, accounting and other fees related to the transactions contemplated by this Agreement, (B) an estimate of the Acme Transition Fees (as defined below), (C) notes payable to former Shareholders of Acme in connection with the repurchase by Acme of their shares of capital stock of Acme, and (D) an estimate of the Taxes that are the responsibility of the Stockholders pursuant to Section 4.2(c) hereof and (ii) an estimate of Acme's other obligations and commitments contractual or otherwise (the "Other Liabilities") (including an estimate of the amounts necessary for Acme to terminate such other obligations and commitments) which estimate shall be mutually agreed to by PETsMART and Acme on or prior to the Closing Date. Notwithstanding the above, the Estimated Liabilities shall not include (and there will be no reduction to the First Cash Payment for) (i) up to $30,000 in legal and accounting fees of Acme related to the transactions contemplated by this Agreement and (ii) site advertising and sponsorship commitments and other commitments or obligations listed on Schedule 1.2 hereto (collectively the
                                     ------------
"Permitted Liabilities") which Schedule shall be mutually agreed to by PETsMART and Acme on or prior to the Closing Date. Within 20 days after the Closing Date, the Principals shall deliver a balance sheet (the "Closing Balance Sheet") of Acme as of the close of business on the Closing Date. PETsMART will have 20 days to review and comment on the Closing Balance Sheet. If the Holdback Amount is greater than liabilities of Acme set forth on the Closing Balance Sheet plus the amount of the Other Liabilities incurred through such time (based on actual expenditures and a reserve for future estimated expenditures) PETsMART will promptly distribute such excess amount to the Shareholders prorata based on their ownership of Acme Stock. If Holdback Amount is less than the liabilities of Acme set forth on the Closing Balance Sheet plus the amount of the Other Liabilities (based on actual expenditures and a reserve for future estimated expenditures) PETsMART may reduce the amount of the Second Cash Payment by such shortfall. In the event the parties are unable to reach an agreement as to the matters set forth herein, such dispute shall be settled in accordance with

Section 2.5 of the Escrow Agreement.
-----------

          (d) The number of shares of Series D Stock to be received by the Shareholders will be decreased in the manner set forth on Exhibit A hereto based
                                                          ---------
on any

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

decrease in the number of Unique Visitors to the Acmepet.com Internet site for a period specified on Exhibit A from the number of Unique Visitors for the month
                    ---------
of March 1999. Any downward adjustment pursuant to this Section 1.2(d) shall be
                                                        --------------
deemed to be an adjustment to the aggregate amount of Merger Consideration.


          1.3  The Closing.  The closing (the "Closing") of the Merger shall
               -----------                     -------
take place at the principal executive offices of PETsMART or at such other place or in such other manner as the parties may agree (assuming the satisfaction or satisfactory waiver of all conditions set forth in Article 5 of this Agreement) simultaneously with the Effective Time and within two business days after the conditions thereto have been satisfied or waived. The date on which the Closing occurs is referred to herein as the "Closing Date." The Merger shall become
                                     ------------
effective immediately upon the filing of the appropriate certificate of merger and related instruments with the office of the Secretary of State for the State of Delaware (the "Effective Time").
                  --------------

          1.4  Series D Financing.  PETsMART is contemplating a private
               ------------------
placement of shares of Series D Stock with aggregate gross proceeds of at least $20 million (the "Series D Financing"). The Shareholders shall be entitled to rights which are no less favorable than those rights generally granted to other purchasers of Series D Stock (and be subject to the obligations which the other purchasers of Series D Stock are generally subject to) with respect to all matters, including, without limitation, registration rights, conversion rights and antidilutive rights (except that the Shareholders shall not be granted preemptive or maintenance rights unless such rights are granted to all purchasers of Series D Stock in the Series D Financing and the Shareholders shall have no obligation to purchase additional shares of capital stock of PETsMART). PETsMART and the Shareholders will execute and deliver all agreements and instruments reasonably necessary to effectuate the foregoing. In the event that the Series D Financing does not close on or before September 30, 1999, the Shareholders will be entitled to receive shares of Series D Stock of PETsMART with the rights, preferences and privileges substantially as set forth on Exhibit B hereto and all references in this Agreement to Series D Stock shall
   ---------
mean such shares of Series D Stock.

          1.5  Exemption from Registration.  The shares of Series D Stock to be
               ---------------------------
issued in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities
                                                                ----------
Act"), and exempt from registration or qualification under the applicable state securities laws.

          1.6  Surrender and Exchange of Outstanding Certificates; Status of
               -------------------------------------------------------------
Outstanding Certificates; Fractional Shares.  The conversion of shares of Acme
-------------------------------------------
Stock into cash or shares of Series D Stock as provided for by this Agreement shall occur automatically at the Effective Time without further action by the holders thereof. Until surrendered, each certificate that prior to the Effective Time represented shares of Acme Stock will be deemed to evidence (subject to dissenters' rights, if applicable) the right to receive that number of shares of Series D Stock and cash into which such Acme Stock has been converted. Fractions of shares of Series D Stock shall not be issued in the Merger and such fractional interests shall not entitle the owners thereof to vote, to receive dividends or to exercise any other right of a stockholder with respect to such fractional interests. In lieu of any such fractional interests, each Shareholder who would otherwise have been entitled to a fraction of a share of Series D Stock will be paid cash

(rounded to the nearest cent, 0.5 cents to be rounded to 1 cent) upon such surrender in an amount equal to such fraction times the price per share of Series D Stock issued in the Series D Financing.

         1.7  Dissenters' Rights.  Shareholders who have complied with all
               ------------------
requirements for perfecting the dissenters' rights as set forth in the DGCL shall be entitled to their rights under such laws. Acme shall give PETsMART prompt written notice of any assertions of dissenters' rights or withdrawals of assertions of dissenters' rights, and any other instrument in respect thereof received by Acme and the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal.

          1.8  Certificate of Incorporation; Bylaws; Directors and Officers of
               ---------------------------------------------------------------
the Surviving Corporation.
-------------------------

               (a) The certificate of incorporation and bylaws of PETsMART, as in effect on the Effective Date, shall be (until amended or repealed as provided by law) the certificate of incorporation and bylaws of the surviving corporation, respectively.

               (b) The directors and officers of PETsMART immediately prior to the Effective Time shall be the directors and officers of the surviving corporation until their successors are elected or appointed and qualified.

          1.9  Escrow.  On the Closing Date, the Second Cash Payment shall be
               ------
delivered by PETsMART on behalf of the Shareholders into escrow and disbursed pursuant to the terms of an escrow agreement (the "Escrow Agreement") substantially in the form attached as Exhibit C. In addition, on the Closing
                                      ---------
Date One Million Eight Hundred Eighty Thousand Dollars ($1,880,000) of the shares of Series D Stock to be issued in the Merger (the "Escrow Consideration")
                                                          --------------------
shall be delivered by PETsMART on behalf of the Shareholders into escrow (pro-rata based on the number of shares of Acme Stock owned by each Shareholder) and shall be held in escrow to satisfy (i) the indemnification obligations of the Principals and Shareholders pursuant to this Agreement and (ii) the purchase price adjustment described in Section 1.2(d) of this Agreement, and disbursed
                              --------------
pursuant to the terms of the Escrow Agreement.

                                   ARTICLE 2

                 REPRESENTATIONS AND WARRANTIES REGARDING ACME

          Acme and the Principals jointly and severally represent and warrant to PETsMART as follows:

          2.1  Organization and Standing.
               -------------------------

               (a) Acme is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect ("Material Adverse Effect")
                                                     -----------------------
which shall mean any fact, event or condition, or the absence of any fact, event or condition, as the context requires, which, individually or in the aggregate, would have a material adverse effect on the business properties, prospects or financial condition of Acme and LLC taken as a whole. LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own its business as now conducted, and is duly qualified to do business in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

               (b) Acme has delivered to PETsMART complete and accurate copies of its certificate of incorporation ("Articles of Incorporation") and bylaws
                                      -------------------------
("Bylaws") and minutes of all of its directors' and stockholders' meetings and
  ------
all organizational and charter documents of LLC. Acme stock books provided to PETsMART are complete and accurate as of the date hereof.

          2.2  Capitalization.
               --------------

               (a) The authorized capital stock of Acme consists of one million 1,000,000 shares of common stock. Schedule 2.2 hereto accurately sets forth the
                                   ------------
outstanding shares of capital stock of Acme as well as the ownership thereof. Except as set forth on Schedule 2.2 hereto, there are no outstanding shares of
                       ------------
capital stock of Acme and there are no options, warrants or other securities convertible into shares of capital stock of Acme nor any other rights, agreements or arrangements with respect to the issuance of capital stock of Acme or securities convertible into or exchangeable for capital stock of Acme. Acme owns all of the interests of LLC, and except as set forth on Schedule 2.2 there
                                                             ------------
are no options, warrants or other securities convertible into any interest in LLC nor any other rights, agreements or arrangements with respect to the issuance of an interest in LLC or securities convertible into or exchangeable for an interest in LLC.

               (b) (i) All of the issued and outstanding shares of Acme Stock have been duly authorized and validly issued, are fully paid and non assessable, and were issued in full compliance with all applicable federal and state securities laws and were not issued in violation of any preemptive rights; and
(ii) none of the issued or other outstanding shares of Acme Stock is subject to repurchase.

               (c) Except for any restrictions imposed by applicable state and federal securities laws, there is no right of first refusal, co-sale right, right of participation, right of first offer, option or other restriction on transfer applicable to any shares of Acme Stock other than pursuant to agreements which will terminate at or prior to the Effective Time.

          2.3  Subsidiaries.  Except for the ownership of Acme by LLC, neither
               ------------
Acme nor LLC own, directly or indirectly, an interest in any corporation, partnership, limited liability company, trust or other entity.

          2.4  Authority, Approval and Enforceability.
               --------------------------------------

               (a) Subject to obtaining any required approvals of the holders of Acme Stock, each of Acme and LLC has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and all corporate action on its part necessary for such execution, delivery and performance has been duly taken.

               (b) Except as set forth on Schedule 2.4 hereto, the execution and
                                          ------------
delivery by Acme and LLC of this Agreement does not, and the performance and consummation of the transactions contemplated by this Agreement will not, result in any conflict with, breach or violation of or default, termination or forfeiture under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination or forfeiture under) any terms or provisions of (i) its Certificate of Incorporation or Bylaws or other charter or organizational document, (ii) any statute, rule, regulation, or any judicial, governmental, regulatory or administrative decree, order or judgment applicable to Acme or LLC, or (iii) any agreement, lease or other instrument to which either is a party or by which either or any of their assets may be bound.

               (c) Except as set forth on Schedule 2.4 hereto, no consent,
                                          ------------
approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or any other governmental or administrative body is required on the part of Acme or LLC for the consummation by it of the transactions contemplated by this Agreement, except the filing of the certificate of merger and related instruments with the Secretary of State of the State of Delaware.

               (d) Upon due execution and delivery by Acme and LLC, this Agreement will be its legal, valid and binding obligation, enforceable against each in accordance with the terms hereof, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally.

          2.5  Financial Statements and Other Financial Information.
               ----------------------------------------------------

               (a) Acme has delivered to PETsMART complete copies of its consolidated balance sheet as of June 30, 1999 (the "Acme Balance Sheet") and
                                                     ------------------
the related statements of income (loss) for the period then ended (the "Acme Financials"). The Acme Financials were prepared based on the books and records of Acme in accordance with GAAP (except as set forth on Schedule 2.5) consistent
                                                        ------------
with past practice and present fairly its financial position as of such date and the results of its operations and cash flows for the period then ended.

               (b) Other than as set forth on Schedule 2.5, Acme has no assets
                                              ------------
other than its interest in LLC. Schedule 2.5 sets forth a list of all domain
                                ------------
names of Acme and LLC (including those domain names that will be transferred or distributed out of Acme and LLC prior to the Closing). Other than as set forth in Schedule 2.5 hereto, neither Acme nor LLC has any claim, liability or
   ------------
obligation of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due, other than the liabilities and obligations reflected on the Acme Balance Sheet, except for liabilities and obligations incurred in the ordinary course of business since the date of the Acme Balance Sheet and contractual obligations disclosed in the footnotes to the Acme Balance Sheet.

          2.6  Material Adverse Change. Since the date of the Acme Balance
               -----------------------
Sheet, there has not been any material adverse change in the assets, liabilities, business, financial condition or operating results of Acme.

          2.7  Properties.  Except as set forth on Schedule 2.7, or LLC has good
               ----------                          ------------
title to, valid leasehold interests in, or other right to use all of the assets used in its operations, free and clear of any mortgages, pledges, security interests, encumbrances, material restrictions or adverse claims. All of LLC's tangible assets are in good operating condition, normal wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used. LLC does not own any real property.

          2.8  Insurance.  Schedule 2.8 hereto sets forth a list of the
               ---------   ------------
insurance policies held by Acme or LLC. Acme and LLC are in compliance with each of such policies such that none of the coverage provided under such policies has been invalidated or will be impacted by the Merger.

          2.9  Material Agreements.
               -------------------

               (a)            Schedule 2.9 hereto sets forth a list of the oral
                              ------------
and written agreements to which Acme or LLC is a party or to which either is subject to and presently in effect.

               (b) To the knowledge of Acme and LLC, no other party to any such contract, agreement or arrangement intends to cancel, withdraw, modify or amend such agreement or arrangement.

               (c) Neither Acme nor LLC is in violation of or conflict with its Certificate of Incorporation or Bylaws or other organizational or charter documents. In addition, each of Acme and LLC (as is applicable) has performed all material obligations required to be performed by it on or prior to the date hereof under each contract, obligation, commitment, agreement, undertaking, arrangement or lease referred to in this Section 2.9, except for such failures
                                         -----------
to perform, defaults, breaches, or violations under such instruments or obligations that would not have a Material Adverse Effect.

               (d) Acme has provided to PETsMART true and correct copies of all written agreements included on Schedule 2.9 and accurate descriptions of any
                               ------------
oral agreements listed on Schedule 2.9.
                          ------------


          2.10 Intellectual Property Rights.  As used herein, the term "Business
               ----------------------------                             --------
Intangible Property" means all material computer software, inventions, trade
-------------------
secrets, technology, customer lists and other intangible property used in the business or operations of LLC other than intangible property which is readily commercially available as of the date of this Agreement. As used herein, the term "Intellectual Property" means the Business Intangible Property and all
      ---------------------
other material intellectual property or proprietary rights (other than such which is readily commercially available as of the date of this Agreement), including all patents, copyrights, mask rights, trademarks, trade names and service marks necessary or required for and/or incident to the development, operation, and sale of all products and services sold or offered and/or used in the business or operations of LLC as now conducted; including, but not limited to, all designs, drawings, notes, specifications, plans, techniques, models, data, samples, prototypes, data, documentation, schematics, diagrams, formulae, processes, computer programs, designs and structures of computer programs, programming techniques, source code, object code and other information.
Schedule 2.10 hereto lists all patents, copyrights, mask rights, trademarks,
-------------
trade names and service marks, and all registrations of or applications for registration, licenses and rights with respect to any of the foregoing, owned by Acme or LLC or registered in the name of Acme or LLC and the expiration date, if any, thereof (collectively, the "Registrations/Applications"). The
                                 --------------------------
Registrations/Applications have not been abandoned or canceled, and any and all documents, filings and applicable fees and costs related to the maintenance, renewal, continued use and eligibility for respective intellectual property protection have been timely and fully paid, presented, delivered and/or filed with the appropriate administrative body or agency. Neither Acme nor LLC has received notice that any of such Registrations/Applications are deficient or not in full compliance with the foregoing so as to give rise to a claim that the respective intellectual property protection is not in full force and effect, or to deprive Acme or LLC of the full right, title and interest therein and
thereto.   Neither Acme nor LLC has received any notice from any administrative body or agency or third party regarding the contestability of or opposition to any of the Registrations/Applications. The Intellectual Property includes all of the material intellectual property, intangible property and/or proprietary rights necessary to, or important in, the conduct and/or operation of LLC's business operations as currently conducted (other than intellectual property, intangible property and/or proprietary rights which is or are readily commercially available as of the date of this Agreement). Except as set forth on Schedule 2.10, there is no Intellectual Property as to which LLC has any
   -------------
obligation or is under any liability whatsoever to pay any royalties, fees or otherwise which are unpaid as of, or which may become due after, the Closing Date. As of the Closing Date, LLC is or will be the sole and exclusive owner of all right, title and interest in and to the Intellectual Property and the Registrations/Applications. Except as set forth on Schedule 2.10, as of the
                                                    -------------
date of the Closing, there is no Intellectual Property created by any party other than parties who were employees of LLC at the time at which such parties participated in the creation; and, to the best knowledge of Acme and LLC, no employee of LLC brought any confidential information to LLC, which was used by such employee or LLC, for which employee owed a duty to keep confidential and not to use imposed by any former employer or third party. As of the date of the Closing, all of LLC's right, title and interest in and to the Intellectual Property is freely transferable, and is free and clear of any liens, liabilities, obligations, pledges, security interests, liens, contractual commitments, conditional sales contracts, mortgages, claims, defenses, setoffs, equities, charges, restrictions or encumbrances of any kind or nature, and of any options, distribution rights and restrictions except to the extent set forth on Schedule 2.10 hereto. Neither Acme nor LLC has granted any licenses,
   -------------
privileges or rights to use the Intellectual Property to third parties other than pursuant to the license agreements listed on Schedule 2.9 or Schedule 2.10
                                                  -----------     -------------
hereto, except for non-exclusive licenses routinely granted by LLC in the ordinary course of business. Except as set forth on Schedule 2.10, there are no
                                                     -------------
pending or, to the best knowledge of Acme and LLC, threatened claims, actions, suits, proceedings, judgments, decrees or orders (whether or not purportedly on behalf of Acme or LLC) affecting or relating to the Intellectual Property, LLC's right, title and interest therein or the validity, use, transfer or potential transfer of LLC's right, title and interest therein, or alleging that the Intellectual Property conflict with, violate or infringe the proprietary or contractual rights of others, and, to the best knowledge of

Acme and LLC, there are no existing grounds on which any such claim might be made or such action, suit or proceeding might be commenced.

          LLC has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its Intellectual Property. Each of LLC's employees and other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed any of the Intellectual Property, or who has knowledge of or access to information about any of the Intellectual Property, has entered into, or prior to the Closing Date will enter into, a written agreement with LLC providing that such Intellectual Property and other information are proprietary to LLC and are not to be divulged or misused and transferring to LLC, without any further consideration being given therefor, all of such employee's or other person's right, title and interest in and to such Intellectual Property including any copyrights therein.

          Continually since its formation LLC has obtained, or prior to the Closing Date, will have obtained, from each of its employees written agreements under which each such employee is obligated to disclose and transfer to LLC, without the receipt by such employee of any value therefor, (other than normal salary and severance payments), any inventions, development, and discoveries which during the period of his or her employment with LLC he or she makes or conceives of, either solely or jointly with others, that relate to any subject matter with which his or her work for LLC may be concerned, or relate to or are connected with the business, products, services or projects of LLC or involve the use of LLC's time, material or facilities. A form of such written agreement has been provided to PETsMART.

          2.11 Employee Benefit Plans.
               ----------------------

               (a) Except as set forth on Schedule 2.11, neither Acme nor LLC
                                          -------------
maintains and neither is neither a party to any compensation or employee benefit plans, programs or contracts (the "Compensation and Benefit Programs") for employees or former employees or their dependents. The Compensation and Benefit Programs have been maintained in all material respects, in compliance with all applicable laws, and there are no material liabilities associated with the Compensation and Benefit Programs (statutory, contractual or otherwise) which have not been fully funded by Acme or LLC. Neither Acme nor LLC, nor any ERISA Affiliate has sponsored, maintained or contributed to, or has had any obligation to constitute, any pension plan regulated under Title IV of ERISA within the last six years. No Compensation or Benefit Program provides benefits described in Section 3(1) of ERISA to any former employees or retirees of Acme or LLC or
   ------------
any ERISA Affiliate except as required under Part 6 Title I of ERISA. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended. "ERISA Affiliate" of Acme or LLC means any other person (other than PETsMART) that, together with Acme or LLC as of the relevant measuring date under ERISA, was or is required to be treated as a single employer under Section 414 of the Code.

               (b) Except as set forth on Schedule 2.11, no individual shall
                                          -------------
accrue or receive additional benefits, accelerated rights or payments or benefits under any Compensation or Benefit Program or become entitled to severance, termination allowance or similar payments as a result of the Merger.

               (c) Neither Acme nor LLC has any employees other than as set forth on Schedule 2.11, all of whom will be terminated at or prior to the
         -------------
Closing.

          2.12 Compliance with Laws.  To their knowledge, Acme and LLC have
               --------------------
complied in all material respects with all foreign, federal, state, local and county laws, ordinances, regulations, judgments, orders, decrees or rules of any court, arbitrator or governmental, regulatory or administrative agency or entity applicable to its business. Acme and LLC have all valid and current permits, licenses, orders, authorizations, registrations, approvals and other analogous instruments (and each is in full force and effect) and Acme and LLC have made all filings and registrations and the like necessary or required by law to conduct its business, except where the failure to maintain such permits and other instruments or to make such filings and registrations would not have a Material Adverse Effect. Neither Acme nor LLC has received any governmental notice of any violation by Acme or LLC of any such laws, rules, regulation or orders. Neither Acme nor LLC is in material default or material noncompliance under any such permits, consents, or similar instruments.

          2.13 Absence of Litigation.  Except as set forth on Schedule 2.13,
               ---------------------                          -------------
neither Acme nor LLC is a party to any litigation, claim, arbitration, investigation or other proceeding, nor is there any such litigation, claim, arbitration, investigation or other proceeding threatened against Acme or LLC. Neither Acme nor LLC nor any of their officers or directors is bound by any judgment, decree, injunction, ruling or order of any court, governmental, regulatory or administrative department, commission, agency or instrumentality, arbitrator or any other person that relates to LLC or its business.

          2.14 No Brokers.  Except as provided on Schedule 2.14, neither Acme
               ----------                         -------------
nor LLC is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby.

          2.15 Taxes.  Within the times and in the manner prescribed by law
               -----
(including legal extension periods), Acme and LLC have properly prepared and filed, or have had properly prepared and filed on their behalf, all Tax Returns (as defined below) required by law to have been filed by Acme and LLC and have paid all Taxes (as defined below) due and payable (whether or not shown on any Tax Return) required to have been paid by Acme or LLC. All such Tax Returns are true, correct and complete and accurately set forth all items to the extent required to be reflected or included in such Tax Returns, including items relevant to future tax liabilities of Acme, LLC or PETsMART (as successor to Acme) such as tax basis and tax loss carryforwards. All amounts that are required to have been collected or withheld by Acme or LLC have been duly collected or withheld, and all such amounts that are required to have been remitted to any tax authority have been duly remitted. Neither Acme nor LLC (i) has filed a consent pursuant to the collapsible corporation provisions of
Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code (as defined below) apply to any disposition of any asset owned by it, (ii) is a party to or bound by any closing agreement, offer in compromise or any other agreement with any Tax authority which would be binding with respect to, or affected by events occurring in, any taxable period ending after the date of the Acme Balance Sheet , (iii) has any present or contingent liabilities for Taxes, other than Taxes reflected on the Acme

Balance Sheet or incurred in the ordinary course of business since the date of the Acme Balance Sheet, (iv) has engaged in a trade or business, or has had a permanent establishment (within the meaning of an applicable tax treaty), within a country other than the United States, (v) is a party to a contract that could give rise to an "excess parachute payment" within the meaning of Section 280G of the Code, or (vi) is or has at any time been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. There are no (1) proposed or actual assessments, audits, examinations or disputes as to Taxes of any nature relating to Acme or LLC that have not been finally resolved with all amounts due with respect thereto fully paid, (2) adjustments under Section 481 of the Code or any similar adjustments that are required to be taken into account by Acme or LLC (or PETsMART as successor) in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date (other than any change required pursuant to Section 381(c)(4) of the Code and the regulations thereunder as a result of the Merger), or (3) waivers or extensions of the statute of limitations with respect to Taxes for which Acme or LLC could be held liable which have continuing effect. Neither Acme nor LLC has taken any action not in accordance with past practice that would have the effect of deferring a measure of Tax (including but not limited to income, sales, gross receipts or payroll) from a period (or portion thereof) ending on or prior to the Closing Date to a period (or portion thereof) beginning after the Closing Date. Acme has at all times during its existence been a "small business corporation" within the meaning of Section 1361(b) of the Code and has had in effect at all times during its existence a valid election under Section 1362(a) of the Code. LLC has at all times during its existence been a disregarded entity for Federal income tax purposes, and for purposes of the income tax laws of each jurisdiction in which Acme has filed income tax returns. Neither Acme nor LLC has any liability for payment of Taxes of another individual or entity (i) as a result of transferee liability, (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, (iii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other individual or entity or (iv) otherwise through operation of law. Neither Acme, LLC nor any Shareholder has taken any action or agreed to take any action or has knowledge of any existing facts or circumstances that would cause the Merger to fail to qualify as a "reorganization" within the meaning of Section 368 of the Code.

          For purposes of this Agreement:

          "Code" means the Internal Revenue Code of 1986, as amended.
           ----

          "Taxes" means all federal, state, local, foreign and other net income,
           -----
gross income, gross receipts, sales, use, ad valorem, value added, intangible, unitary, capital gain, transfer, franchise, profits, license, lease, service, service use, withholding, backup withholding, payroll, employment, estimated, excise, severance, environmental, stamp, occupation, premium, property, prohibited transactions, windfall or excess profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; and the term "Tax" means any one of the foregoing Taxes.
                       ---

          "Tax Returns" means all returns, declarations, reports, statements and
           -----------
other documents required to be filed with a governmental authority in respect of Taxes; and the term "Tax Return" means any one of the foregoing Tax Returns.
                     ----------

          2.16 Related Party Transactions.  Except as set forth on Schedule
               --------------------------                          --------
2.16, no employee, officer or director of Acme or LLC or member of his or her immediate family is indebted to Acme or LLC, nor is Acme or LLC indebted (or committed to make loans or extend or guarantee credit) to any of them. Except as set forth on Schedule 2.16, none of such persons has any direct or indirect
                -------------
ownership interest in any firm or corporation with which Acme or LLC is affiliated or with which Acme or LLC has a business relationship, or any firm or corporation that competes with LLC, except that the employees, officers or directors of Acme or LLC and members of their immediate families may own stock in publicly traded companies that may compete with LLC. No member of the immediate family of any officer or director of Acme or LLC is directly interested in any material contract with Acme or LLC.

          2.17 Bank Accounts and Powers of Attorney.  Set forth in Schedule 2.17
               ------------------------------------                -------------
is an accurate and complete list showing (a) the name of each bank in which Acme or LLC has an account, credit line or safe deposit box and the name of all persons authorized to draw thereon or to have access thereto, and (b) the names of all persons, if any, holding powers of attorney from Acme or LLC.

          2.18 Site Performance.  Accrue Software, Inc. ("Accrue") has certified
               ----------------
to Acme based on accurate logs provided by Acme that Acme's site performance for March 1999 was as follows:

          Unique Visitors - 313,000
          Page Views - 8.2 Million
          Pages of content - 7,000
          Valid e-mail addresses - 30,000

          The methodology used by Accrue to measure such performance is set forth on Exhibit A.
         ---------

          2.19 Disclosure; Accuracy of Documents and Information.  No
               -------------------------------------------------
representation or warranty made by Acme or the Principals in this Agreement, including the Schedules hereof, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The copies of all instruments, agreements, other documents delivered by Acme to PETsMART or their counsel pursuant to this Agreement shall be complete and correct in all material respects as of the date of delivery thereof.

                                   ARTICLE 2A

                    REPRESENTATIONS AND WARRANTIES REGARDING
                                 THE PRINCIPALS

          Each of the Principals severally and not jointly represents and warrants to PETsMART as follows:

          2A.1  Authority, Approval and Enforceability.
                --------------------------------------

                (a) Such Principal has the full power and authority to execute, deliver and perform his obligations under this Agreement and the Escrow Agreement, and all action on his part necessary for such execution, delivery and performance has been duly taken.

                (b) The execution and delivery by such Principal of this Agreement does not, and the performance and consummation of the transactions contemplated by this Agreement and the Escrow Agreement will not, result in any conflict with, breach or violation of or default, termination or forfeiture under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, material breach or violation of or default, termination or forfeiture under) any statute, rule, regulation, judicial, governmental, regulatory or administrative decree, order or judgment applicable to such Principal, or any material agreement or other instrument to which he is a party or to which he or any of his assets is subject. No consent, approval or action of, filing with or notice to any governmental or regulatory authority or other person is necessary or required under any of the terms, conditions or provisions of any law or order of any governmental or regulatory authority or any contract to which such Principal is a party or his assets or properties are bound for the execution and delivery of this Agreement or the Escrow Agreement by the Principal, the performance by such Principal of his obligations hereunder or the consummation of the transactions contemplated hereby.

                (c) Upon due execution and delivery by such Principal, this Agreement and the Escrow Agreement will be his legal, valid and binding obligation, enforceable against him in accordance with the respective terms hereof and thereof, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to the availability of equitable remedies.

                (d) Such Principal is the record and beneficial owner of the shares of Acme Stock reflected as owned by him on Schedule 2.2, free and clear
                                                  ------------
of any and all liens, security interests, encumbrances or claims.

                                   ARTICLE 3

                       REPRESENTATIONS AND WARRANTIES OF
                                    PETSMART

          PETsMART represents and warrants to Acme as follows:

          3.1  Organization and Standing.  PETsMART is a corporation duly
               -------------------------
organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. Whenever used herein, "Material Adverse
                                                             ----------------
Effect" shall mean and be defined as any fact, event or condition, or the
------
absence of any fact, event or condition, as the context requires, which, individually or in the aggregate, would have a material adverse effect on the business, properties, prospects or financial condition of PETsMART.

          3.2  Authority, Approval and Enforceability.
               --------------------------------------

               (a) Subject to obtaining any required approvals of the stockholders of PETsMART, PETsMART has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Escrow Agreement (as hereinafter defined, collectively, the "PETsMART Agreements"), and all corporate action on its part necessary for such execution, delivery and performance has been duly taken.

               (b) The execution and delivery by PETsMART of the PETsMART Agreements do not, and the performance and consummation of the transactions contemplated by the PETsMART Agreements will not, result in any conflict with, breach or violation of or default, termination or forfeiture under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination or forfeiture under) any terms or provisions of (i) its Certificate of Incorporation or Bylaws, (ii) any statute, rule, regulation or any judicial, governmental, regulatory or administrative decree, order or judgment, or (iii) any material agreement, lease or other instrument to which it is a party or to which it or any of its assets may be bound.

               (c) No consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or any other governmental or administrative body is required on the part of PETsMART for the consummation by PETsMART of the transactions contemplated by this Agreement, except any approvals or filings required under federal securities laws and state "blue sky" laws (which will be obtained or made in accordance with such laws by PETsMART on a timely basis) and the filing of the certificate of merger and related instruments with the Secretary of State of the State of Delaware.

               (d) Upon due execution and delivery by the parties hereto and thereto, the PETsMART Agreements will be the legal, valid and binding obligation of PETsMART enforceable against PETsMART, in accordance with the respective terms hereof and thereof, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally.

          3.3  Outstanding Stock.  The number of outstanding shares of capital
               -----------------
stock of PETsMART is set forth on Schedule 3.3.  Except as set forth on Schedule
                                  ------------                          --------
3.3, there are not outstanding options, warrants or other securities to acquire
---
or convert into any shares of any class of stock of PETsMART. All of the issued and outstanding shares of capital stock of PETsMART are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any preemptive rights.

          3.4  Series D Stock.  The shares of Series D Stock to be issued to the
               --------------
Shareholders as contemplated hereunder are duly authorized, and when issued pursuant to the terms of this Agreement, will be validly issued, fully paid, non-assessable and not subject to any preemptive rights and the shares of Common Stock of PETsMART issuable upon conversion of such shares of Series D Stock, when issued pursuant to the terms thereof, will be validly issued, fully paid, non-assessable and issued free of any preemptive rights. PETsMART will reserve a sufficient number of shares of its Common Stock for issuance upon conversion of shares of Series D Stock.

          3.5  No Brokers.  PETsMART is not obligated for the payment of fees or
               ----------
expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby or thereby.

          3.6  Litigation.  PETsMART is not a party to any litigation, claim,
               ----------
arbitration, investigation or other proceeding, nor is there any such litigation, claim, arbitration, investigation or other proceeding threatened against PETsMART. Neither PETsMART nor any of its officers or directors is bound by any judgment, decree, injunction, ruling or order of any court, governmental, regulatory or administrative department, commission, agency or instrumentality, arbitrator or any other person that relates to PETsMART or its business.

          3.7  Compliance With Laws.  PETsMART has complied in all material
               --------------------
respects with all foreign, federal, state, local and county laws, ordinances, regulations, judgments, orders, decrees or rules of any court, arbitrator or governmental, regulatory or administrative agency or entity applicable to its business. PETsMART has all valid and current permits, licenses, orders, authorizations, registrations, approvals and other analogous instruments (and each is in full force and effect) and PETsMART has made all filings and registrations and the like necessary or required by law to conduct its business, except where the failure to maintain such permits and other instruments or to make such filings and registrations would not have a Material Adverse Effect. PETsMART has not received any governmental notice of any violation by PETsMART of any such laws, rules, regulation or orders. PETsMART is not in default or material noncompliance under any such permits, consents, or similar instruments.

          3.8  Charter Documents.  PETsMART has delivered to Acme true, correct
               -----------------
and complete copies of (a) the certificate of incorporation of PETsMART, as the same has been amended and/or restated from time to time, and (b) the bylaws of PETsMART, as the same have been amended and/or restated from time to time.

          3.9  Proprietary Rights.  PETsMART has title and ownership of, or full
               ------------------
right to use, all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted and, to PETsMART's knowledge, without any conflict with or infringement of the rights of others. PETsMART has not received any communications alleging that PETsMART has violated or, by conducting its business as currently conducted, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade proprietary rights of any other person or entity. To the knowledge of PETsMART, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of PETsMART or that would conflict with PETsMART's business as currently conducted. Neither the execution and delivery of this Agreement nor the carrying on of PETsMART's business by the employees of PETsMART, nor the conduct of PETsMART's business as currently conducted, will, to PETsMART's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. PETsMART does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by PETsMART.

          3.10 Balance Sheet.  PETsMART has delivered to Acme its balance sheet
               -------------
as of June 30, 1999 (the "PETsMART Balance Sheet") which was prepared based on the books and records of PETsMART in accordance with GAAP (except for footnotes) consistent with past practice and presents fairly its financial position as of such date.

          3.11 Disclosure; Accuracy of Documents and Information.  No
               -------------------------------------------------
representation or warranty made by PETsMART in this Agreement, including the Schedules hereof, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The copies of all instruments, agreements, other documents delivered by PETsMART to Acme or their counsel pursuant to this Agreement shall be complete and correct in all material respects as of the date of delivery thereof.

          3.12 Tax Status of Merger.
               ---------------------

               (a) PETsMART has not taken any action, or agreed to take any action, and has no knowledge of any existing facts or circumstances that would cause the Merger to fail to qualify as a reorganization under Section 368(a)(1)(A) of the Code.

               (b) Neither PETsMART nor, to the knowledge of PETsMART, any related person (within the meaning of Treas. Reg. (S)1.368-1(e)(3)) has any plan or intention to reacquire any of PETsMART's stock issued in the Merger, other than pursuant to this Agreement or any conversion or redemption rights inherent in such stock.

               (c) Provided that the business conducted by LLC immediately prior to the Merger is a significant "historic business," and the assets owned by LLC immediately prior to the Merger constitute substantially all the "historic business assets," of Acme for purposes of applying Treas. Reg. (S) 1.368-1(d) to the Merger, PETsMART presently intends to continue at least one significant historic business line of Acme or to use at least a significant portion of Acme's historic business assets in a business, in each case within the meaning of Treas. Reg. (S) 1.368-1(d).

                                   ARTICLE 4

                                   COVENANTS

          4.1  Maintenance of Business.  Except as otherwise contemplated by
               -----------------------
this Agreement, during the period from the date hereof to the Closing Date, each of Acme and LLC agrees to carry on its business in the ordinary course and in substantially in the same manner as it has prior to the date of this Agreement and agrees not to enter into any material agreements, make any distributions (other than a distribution or transfer of assets listed on Schedule 2.5 hereto
                                                           ------------
subject to, the assumption of any related liabilities and obligations by transferee pursuant to an instrument reasonably acceptable to PETsMART) or take any other significant actions outside the ordinary course of business without the prior written consent of PETsMART, which consent shall not be unreasonably withheld. Each of Acme and LLC will use its best efforts to preserve intact its business and business relationships.

          4.2  Tax Treatment.
               -------------

               (a) Returns to be Filed by Shareholders. Within the times and in
                   -----------------------------------
the manner prescribed by law, the Shareholders shall properly and accurately prepare (or cause to be prepared) and file, at their own expense to the extent such expense is not reflected as an Other Liability pursuant to Section 1.2(c) hereof, all Tax Returns of Acme and LLC for a taxable year beginning before the Closing Date other than any Straddle Return (as defined below) (each a Shareholder Return" and collectively the "Shareholder Returns"). The
-------------------                        --------------------
Shareholder Returns shall be prepared in a manner consistent with prior practice of Acme and LLC, provided that the Shareholder Returns shall in all events be prepared in accordance with applicable law. No later than 15 days prior to filing any Shareholder Return that is to be filed after the Closing Date (or, if the Shareholder Return is due prior to such time, prior to filing and as soon as possible following the Closing Date), the Shareholders shall provide PETsMART a copy of such Shareholder Return and PETsMART shall be given an opportunity to review and comment on such Shareholder Return. PETsMART shall provide the Shareholders with such authorization as may be required in order to permit Shareholder Returns to be properly filed.

               (b) Other Returns. Within the times and in the manner prescribed
                   -------------
by law, PETsMART shall properly and accurately prepare (or cause to be prepared) all Tax Returns ("Straddle Returns") of or with respect to Acme and LLC for taxable periods including but not ending on the Closing Date (a "Straddle
                                                                 --------
Period").  The Straddle Returns shall be prepared in a manner consistent with
-------
prior practice of Acme and LLC, provided that the Straddle Returns shall in all events be prepared in accordance with applicable law. No later than 15 days prior to filing any Straddle Return, PETsMART shall provide Shareholders' Representative a copy of such Straddle Return and Shareholder Representative shall be given an opportunity to review and comment on such Straddle Return.

               (c) Payment of Taxes. The Shareholders shall bear the expense of
                   ----------------
(i) all Taxes of or with respect to Acme and LLC that are due with respect to periods covered by the Shareholder Returns and (ii) the Taxes that are due with respect to Straddle Returns to the extent attributable to the portion of the Straddle Period (the "Pre-Closing Straddle Period") ending at
                      ---------------------------
the close of business on the Closing Date, including but not limited to Taxes of Acme or LLC arising from the Merger or the other transactions contemplated by this Agreement. Taxes reported on a Shareholder Return or on a Straddle Period Return that are paid after the Closing Date and on or before the Cash Distribution Date (as defined in Section 2.1 of the Escrow Agreement) and with respect to which a Holdback Amount has been established pursuant to Section 1.2(c) of this Agreement as of the Cash Distribution Date, shall be paid by PETsMART on behalf of Acme or LLC (as the case may be) at the direction of the Shareholders' Representative to the extent the Holdback Amount with respect to such Taxes exceed amounts previously paid by PETsMART with respect to such Taxes, and any excess shall be paid directly by the Shareholders. Taxes reported with respect to a Shareholder Return or the Pre-Closing Straddle Period of a Straddle Return, if the due date for filing any such return is after the Cash Distribution Date, shall be paid by Shareholders within five (5) days following request therefor from PETsMART to the extent that such Taxes exceed the Withheld Amount (as defined in the Escrow Agreement) with respect to such Taxes. Notwithstanding the foregoing, Shareholders shall be entitled to cause Acme or LLC to pay prior to the Closing Date any Tax incurred by either of them to the extent that such Tax was incurred by Acme or LLC in the ordinary course of business of Acme or LLC, and payment of such Tax by Acme or LLC is consistent with the historic practice of Acme and LLC. Taxes for any Straddle Period shall be attributable to the Pre-Closing Straddle Period (and borne by the Shareholders as provided above) to the extent that such Taxes would have been incurred by Acme and LLC during the Straddle Period if Acme and LLC had sold all of their assets to PETsMART as of the close of business on the Closing Date. This Section 4.2(c) shall not limit PETsMART's rights to indemnification under
     --------------
Section 6.2, except to the extent that payments provided for herein satisfy a liability that would otherwise be indemnifiable, or the immediately preceding sentence specifies the amount of a liability attributable to a Pre-Closing Straddle Period.

               (d) Tax Elections and Amended Tax Returns. Neither Acme nor LLC
                   -------------------------------------
shall make any material election with respect to Taxes without the prior written consent of PETsMART, not to be unreasonably withheld. Except in connection with an audit resolved pursuant to Section 4.2(g) and Article VI of this Agreement (including consistent correlative adjustments to Tax Returns for non-audited Tax Periods), no party may amend a Tax Return filed by either party with respect Acme or LLC for a taxable period beginning prior to the Closing Date without the consent of the other parties, not to be unreasonably withheld.

               (e)  Tax Treatment of Merger.
                    -----------------------

                    (i) The parties intend to treat the Merger as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code. Unless required by law, the parties hereto will not take any tax reporting position inconsistent with the characterization of the Merger as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Notwithstanding the foregoing or anything to the contrary in this Agreement (including, but not limited to,
Article 6), no Shareholder shall have a claim for damages or other amounts from PETsMART and its Affiliated Parties (as defined in Section 6.2) in connection
                                                   -----------
with the Merger failing for any reason, other than a breach of representations made under Section 3.12 or the covenants in this paragraph (e), to qualify as a
           ------------
"reorganization" within the meaning of Section 368 of the Code.

                    (ii) In preparing the Shareholder Returns pursuant to
Section 4.2(a), the parties agree that, for federal and state income tax
--------------
purposes, the Shareholders shall treat the Closing Date as the last day of Acme's 1999 taxable year, and that the final income tax returns of Acme shall include the operations of Acme and LLC through the close of business on the Closing Date.

               (f) Resolution of Disputes Regarding Tax Computations. In the
                   -------------------------------------------------
event that there is a disagreement among the parties as to the computations of Tax liabilities to be shown in Tax Returns or a disagreement otherwise affecting payments required to be made among the parties pursuant to or under this Agreement relating to Taxes, the parties shall attempt to resolve their differences. If they cannot reach complete agreement within fifteen (15) days, each party shall select a Tax expert from their outside accounting firm or law firm knowledgeable in the area of the dispute, and such experts shall attempt to resolve the differences. Each party shall be responsible for the costs and fees of its expert. If the experts are unable to reach an agreement, the matter shall be submitted to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The fees and expenses of the party that substantially prevails in such arbitration shall be paid by the other party, unless the arbitrator decides otherwise.

               (g)  Audits and Contests.
                    -------------------

                    (i)   In General. Any party who receives any notice of a
                          ----------
pending or threatened Tax audit, assessment, or adjustment against or with respect to Acme, LLC or Shareholders which may give rise to liability of the parties hereto to a tax authority or under this Agreement, shall promptly notify the other parties hereto. Failure to provide timely notice of such pending or threatened action shall not release any party who failed to receive such notice from liability for claims under this Agreement to the party failing to give timely notice except to the extent that such failure prejudiced the defense of such pending or threatened action and increased the amount of the loss on which such claim was based.

                    (ii)  Periods Covered by Shareholder Returns. Shareholders
                          --------------------------------------
shall have the right to represent Acme and LLC's interests in any Tax audit or administrative or judicial proceeding and to employ counsel of their choice, but reasonably satisfactory to PETsMART, at their expense, but such control shall only extend to the portion of such audit or other proceeding as it pertains solely to periods and Taxes covered by a Shareholder Return. Shareholders agree to consult with PETsMART and to keep PETsMART informed on a regular basis regarding the status of any such audit or proceeding. PETsMART shall have the right to participate in such proceeding at its own expense, and shall be entitled to control the disposition of any issue involved in such proceeding which does not affect a potential indemnity obligation of the Shareholders under
Section 6.2 hereof.

                    (iii) Other Periods.  For audits and proceedings other than
                          -------------
those described in clause (ii), PETsMART shall have the right to represent any PETsMART interest in any Tax audit or administrative or judicial proceeding relating to Taxes of Acme or LLC, and to employ counsel of its choice at its expense. PETsMART agrees to consult with Shareholders and to keep Shareholders informed on a regular basis regarding the status of any such audit or proceeding to the extent that such audit or proceeding could affect a liability of the Shareholders, provided that both PETsMART and Shareholders shall be entitled to represent their own interests in light of their responsibilities (including indemnity obligations) for the related Taxes, at their own expense, in any such audit or administrative or judicial proceedings involving a Straddle Period.

                    (iv)  General Indemnity Procedures. Except as provided in
                          ----------------------------
this Section 4.2(g), Article VI, including the provisions therein addressing settlement authority, shall govern the manner in which Tax audit or administrative or judicial proceedings are resolved.

               (h)  Other Matters.
                    -------------

                    (i)   Cooperation and Access to Information. Shareholders
                          -------------------------------------
and PETsMART shall cooperate as and to the extent reasonably requested by any other party hereto, in connection with (A) the filing of Tax Returns pursuant to this section and any audit, litigation or other proceeding with respect to Taxes, and (B) complying with Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder. Such cooperation shall include the retention and (upon another party's request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

                    (ii)  Retention of Books and Records. Shareholders and
                          ------------------------------
PETsMART agree (A) to retain all books and records with respect to Tax matters pertinent to Acme and LLC relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods, and (B) to give any other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, PETsMART or Shareholders, as the case may be, shall allow the other party to take possession of such books and records.

                    (iii) Treatment of Indemnity Payment as Contribution to
                          -------------------------------------------------
Capital (or Purchase Price Adjustment).  In the case of any claim for indemnity
--------------------------------------
under this Agreement based on Taxes determined to be payable by Acme or LLC or a successor thereto, the indemnity obligation under Article 6 shall be interpreted as running directly from Shareholders to Acme, and if cannot be so characterized, shall be considered to be a purchase price adjustment under this Agreement.

          4.3  Exclusivity.  Each of Acme and LLC agrees that (a) it will
               -----------
suspend all existing discussions with any third party with respect to any proposal involving a sale, merger or restructuring of Acme or LLC or a sale of any material portion of Acme's or LLC's assets or capital stock (any such proposal, other than a proposal from PETsMART or its affiliates, an "Acquisition
                                                                     -----------
Proposal"), and (b) it will not, and it will cause each of their employees,
--------
counsel, accountants, agents and other representatives ("Representatives") not
                                                         ---------------
to, directly or indirectly, solicit, entertain, or enter into any agreement or understanding with, or engage in any discussions or negotiations with, or furnish any information with respect to Acme or LLC to, any person or entity with respect to any Acquisition Proposal. Each of Acme and LLC represents to PETsMART that neither it nor any of its respective affiliates is bound by any agreement with respect to an Acquisition Proposal. Should Acme or LLC receive any communication from a third party related to an actual or potential Acquisition Proposal, it shall immediately notify PETsMART.

          4.4  Best Efforts.  Each party will use its reasonable best efforts to
               ------------
cause all conditions to the Closing to be satisfied as soon as practicable. Without limiting any party's rights or remedies for any breach of any representations or warranty made hereunder, each party shall use its reasonable best efforts to obtain any consents necessary or desirable in connection with the consummation of the transactions contemplated by this Agreement.

          4.5  Access to Information.  Each of Acme and PETsMART shall continue
               ---------------------
to have access to the facilities, employees, and records; provided, however, all confidential information obtained by PETsMART or Acme from the other will be kept confidential in accordance with the terms of the Mutual Non-Disclosure Agreement previously entered into between PETsMART and Acme (the

"Confidentiality Agreement").
--------------------------

          4.6  Stock Options; Warrants.  All options and warrants listed on
               -----------------------
Schedule 2.2 shall be terminated (or exercised) at or prior to the Closing.

          4.7  Shareholder Consent.  Each of the Principals agree to vote all
               -------------------
shares of Acme Stock owned by them in favor of the Merger and the transactions contemplated hereby.

          4.8  Noncompetition Agreements.  Each of the Principals shall enter
               -------------------------
into three year noncompetition agreements (the "Noncompetition Agreements") with PETsMART in the form of Exhibit C hereto.
                        ---------

          4.9  Expenses.  PETsMART shall pay up to $30,000 of Acme's legal or
               --------
other professional fees solely related to preparation and review of documents related to the transaction contemplated by this Agreement.

          4.10 Releases.  On the Closing Date, each of the Principals shall
               --------
release Acme and LLC and its directors, officers, agents, and employees and discharge them from any and all obligations and claims which have arisen or might arise out of facts or actions existing or taken on or prior to the Closing Date. In the event that PETsMART is entitled to any claim for indemnification under this Agreement against a Principal or other Shareholders, the Principals and other Shareholders shall not have the right to seek indemnity or contribution with respect to any such claim from, or have any similar right with respect to, Acme or LLC.

          4.11 Schiering Payment Amount.  Acme has an obligation to pay to
               ------------------------
Jeffrey Schiering, Alphawave, Inc., and Christopher Durfy a certain amount (the "Schiering Payment Amount") estimated at approximately $400,000 under a Royalties Contract and Noncompete Agreement dated as of September 7, 1997. On the Closing Date, PETsMART shall pay the Schiering Payment Amount to Schiering on behalf of Acme.

                                   ARTICLE 5

                              CONDITIONS TO MERGER


          5.1  Conditions to Obligations of PETsMART and Acme.  The respective
               ----------------------------------------------
obligations of PETsMART and Acme to consummate the transactions contemplated hereby are subject to satisfaction (or waiver) of the following conditions:

               (a) Each of PETsMART and Acme shall have obtained all consents and approvals of its stockholders required to consummate the transactions contemplated by this Agreement.

               (b) Consummation of the transactions contemplated by this Agreement shall not violate any order, decree or judgment of any court or governmental entity.

               (c) The Escrow Agreement shall be executed and delivered by the parties thereto.

               (d) The filing of the appropriate certificate of merger and related instruments with the Office of the Secretary of State for the State of Delaware.

               (e) The closing of the Series D Financing (which shall only be a condition to closing through September 30, 1999.)

          5.2  Conditions to Obligations of PETsMART.  The obligations of
               -------------------------------------
PETsMART to consummate the transactions contemplated hereby are subject to satisfaction (or waiver) of the following conditions:

               (a) The representations and warranties of Acme and the Principals made herein shall be true and correct in all material respects as of the Closing Date and Acme and the Principals shall have performed in all material respects all obligations and agreements undertaken to be performed by them at or prior to the Closing.

               (b) All consents and approvals of third parties required to consummate the transactions contemplated by this Agreement shall have been obtained.

               (c) Each of the Shareholders shall have delivered to PETsMART an Investment Intent Certificate (containing certain representations regarding securities laws matters including the Shareholder's representation that he is an accredited investor as defined in Rule 501 of Regulation D).

               (d) PETsMART shall be reasonably satisfied that the issuance of the shares of Series D Stock in the Merger will qualify for an exemption under applicable federal and state securities laws.

               (e) The Noncompetition Agreements shall be executed and delivered by the parties thereto.

               (f) PETsMART shall have completed its due diligence investigation of Acme and shall not have discovered any fact, event or condition, or the absence of any fact, event or condition which would have a Material Adverse Effect.

               (g) PETsMART shall be satisfied that Shareholders owning in the aggregate, no more than 5% of the outstanding shares of Acme Stock shall exercise dissenters' rights in connection with the Merger.

               (h) Schiering and the other recipients of the Schiering Payment shall deliver to PETsMART a release with respect to any future claims against Acme and LLC (including any claims for additional payments under the Schiering Agreement and including a release of any liens on an ownership interest of each of Acme or LLC or Acme's or LLC's assets) in a manner reasonably satisfactory to PETsMART.

               (i) PETsMART shall have received evidence from the Internal Revenue Service's acceptance of Acme's election to be treated as a subchapter-S corporation.

          5.3  Conditions to Obligations of Acme and the Shareholders.  The
               ------------------------------------------------------
obligations of Acme and the Shareholders to consummate the transactions contemplated hereby are subject to satisfaction (or waiver) of the following conditions:

               (a) The representations and warranties of PETsMART made herein shall be true and correct in all material respects as of the Closing Date and PETsMART shall have performed in all material respects all obligations and agreements undertaken to be performed by them at or prior to the Closing.

               (b) PETsMART shall not have suffered any event after the date hereof that would have a Material Adverse Effect.

                                   ARTICLE 6

                                   INDEMNITY

          6.1  Survival of Representations, Warranties, Covenants and
               ------------------------------------------------------
               Agreements.
               ----------
All representations, warranties, covenants and agreements of PETsMART, Acme and the Principals in this Agreement shall survive the execution, delivery, and performance of this Agreement in accordance with this paragraph. All representations and warranties of each party set forth in this Agreement shall be deemed to have been made again by such party at and as of the Closing Date. PETsMART shall, on behalf of the Shareholders, deliver the Escrow Consideration into escrow as provided in the Escrow Agreement. The Escrow Consideration shall be released from escrow one year from the Closing Date (except to the extent that claims have been submitted or notice of a claim has been provided during such one year period in a manner set forth in the Escrow Agreement) in accordance with the terms of the Escrow Agreement. The representations and warranties of PETsMART, Acme and the Principals set forth in this Agreement shall terminate (absent fraud or willful misrepresentation) on the date two years from the Closing Date (except to the extent that claims have been submitted or notice of the claim has been provided during such two year period), except for Sections
                                                                        --------
2.2, 2.14 and 3.5, which shall not terminate, and Sections 2.15 and 3.12, which
-----------------                                 ----------------------
shall terminate six months after the expiration of the statutes of limitations applicable to the matters covered thereby.

          6.2  Indemnification of PETsMART.
               ---------------------------

               (a) Each of the Shareholders (the "Indemnifying Shareholders"), jointly and severally, agrees to indemnify, defend and hold harmless PETsMART and its affiliates, successors, assigns, agents and representatives (collectively, the "Affiliated Parties") from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, remedies and penalties, including interest, penalties and reasonable attorneys' fees and expenses (collectively, "Losses") that any of them shall incur or suffer to the extent they arise from or are attributable to by reason of or in connection with
(i) any breach or inaccuracy of the representations and warranties contained in
Article 2 of this Agreement, (ii) the breach or nonfulfillment of any covenant or agreement of Acme or the Principals contained in this Agreement including a breach of any obligations of the Principals under Section 4.2 hereof and (iii)
                                                  -----------
any liabilities or obligations or claims or litigation of Acme arising or accruing prior to the Closing Date or based on facts, acts or circumstances or events or conditions which occurred prior to the Closing Date and any Other Liabilities, except for the Permitted Liabilities and for those liabilities or obligations which PETsMART has reduced the First Payment or Second Payment pursuant to Section 1.2 hereof (up to the extent of such reduction) and (iv)
            -----------
subject to Section 6.6(e) hereof, any claim that the use by Acme or the contemplated use by PETsMART of the Acmepet name (or any derivation thereof) infringes any rights of a third party.

                   (i) No claim, demand, suit or cause of action shall be brought under this Section 6.2(a)(i) unless and until the aggregate amount of
                   -----------------
claims under Section 6.2(a)(i) exceeds $50,000, in which event PETsMART and the
             -----------------
Affiliated Parties shall be entitled to indemnification for all claims under this Section 6.2(a)(i) in excess of such $50,000.
     -----------------

                   (ii) The liability of the Shareholders other than the Principals under this Section 6.2(a) shall be limited to the return to PETsMART
                      --------------
of Escrow Consideration.

                   (iii) The liability of the Principals under this Section
                                                                    -------
6.2(a) shall be full recourse and shall not be limited to the return of Escrow
------
Consideration, subject to Section 6.2(d).
                          --------------

               (b) Each of the Principals, severally and not jointly, agrees to indemnify, defend and hold harmless PETsMART and the Affiliated Parties against and in respect of any Losses that any of them shall incur or suffer to the extent they arise from or are attributable to by reason of or in connection with any breach or inaccuracy of such Principal's representations or warranties contained in Article 2A of this Agreement or such individual's breach of a covenant set forth in this Agreement.

                   (i) PETsMART's and the Affiliated Parties' recourse against the Escrow Consideration in respect of a claim against any Principal under this
Section 6.2(b) shall be limited to the return to PETsMART of Escrow
--------------
Consideration allocable to such Principal.

                   (ii)  The liability of the Principals under Section 6.2(b)
                                                               --------------
shall be full recourse and shall not be limited to the return of Escrow Consideration, subject to Section 6.2(d).
                          --------------

               (c) No disclosure by Acme or the Principals other than as set forth in this Agreement or the schedules hereto nor any investigation made by or on behalf of PETsMART with respect to Acme or the Principals shall be deemed to affect PETsMART's reliance on the representations and warranties made by Acme or the Principals contained in this Agreement and shall not constitute a waiver of PETsMART's rights to indemnity as herein provided for the breach or inaccuracy of any of Acme's or the Principals' representations or warranties under this Agreement.

               (d) Notwithstanding anything else in this Section 6.2 to the
                                                         -----------
contrary (and other than as set forth in subsection (e) below), the aggregate liability of the Principals under Sections 6.2(a) and 6.2(b) shall not exceed
                                  --------------------------
the amount received by such Principals (including such Principal's ratable share of the Escrow Consideration), reduced by any amount payable with respect to matters covered by subsection (e) below. The indemnity obligations set forth in this Section 6.2 shall be the exclusive remedy (other than for injunctive
     -----------
relief) of PETsMART with respect to a breach or inaccuracy of the representations and warranties or covenants of the Principals, other than with respect to liability arising out of, involving or relating to intentional fraud or willful misrepresentation or willful breach. The indemnity obligations of the Shareholders under Section 6.2(a)(iv) shall terminate two (2) years from the
                   ------------------
date hereof (except to the extent claims have been submitted or notice of a claim has been provided during such two year period).

               (e) Notwithstanding anything to the contrary in this Section 6.2
                                                                    -----------
(including but not limited to the deductibles and limits set forth herein), the Principals each jointly and severally agree to indemnify, defend and hold harmless PETsMART and Affiliated Parties from and against (i) any failure by the Shareholders to pay in full or otherwise fulfill the obligations of the Shareholders set forth in Section 4.2 hereof, and (ii) any obligation arising
                          -----------
from a breach of a representation in Section 2.15 hereof.
                                     ------------

          6.3  Indemnification of the Shareholders.
               -----------------------------------

               (a) PETsMART agrees to indemnify, defend and hold harmless the Shareholders (and their respective successors and assigns) from and against and in respect of, any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, remedies and penalties, including interest, penalties and reasonable attorneys' fees and expenses (collectively, "Shareholders Losses") that any of the Shareholders shall incur or suffer and which arise from or are attributable to by reason of or in connection with (i) any breach or inaccuracy of PETsMART's representations or warranties contained in this Agreement, or (ii) the breach or nonfulfillment by PETsMART of any covenant or agreement contained in this Agreement.

               (b) No claims, demand, suit or cause of action shall be brought under Section 6.3(a)(i) unless and until the aggregate amount of claims under
      -----------------
Section 6.3(a)(i) exceeds $50,000, in which event the Shareholders shall be
-----------------
entitled to indemnification from PETsMART for all claims under Section 6.3(a)(i)
                                                               -----------------
in excess of such $50,000. PETsMART shall have no
obligations under this Section 6.3 for an amount in excess of the amount
                       -----------
received or to be received by the Principals in connection with the Merger. The indemnity obligations set forth in this Section 6.3 shall be the exclusive
                                        -----------
remedy (other than for injunctive or equitable relief) of the Shareholders with respect to a breach or inaccuracy of the representations and warranties or covenants of PETsMART, other than with respect to liability arising out of, involving or relating to intentional fraud or willful misrepresentation or willful breach.

               (c) No disclosure by PETsMART other than as set forth in this Agreement or the schedules hereto nor any investigation made by or on behalf of the Principals with respect to PETsMART shall be deemed to affect the Principals' reliance on the representations and warranties made by PETsMART contained in this Agreement and shall not constitute a waiver of the Principals' rights to indemnity as herein provided for the breach or inaccuracy of any of PETsMART's representations or warranties under this Agreement.

          6.4  Procedure for Indemnification of PETsMART and the Surviving
               -----------------------------------------------------------
Corporation with Respect to Non-Third Party Claims.  Prior to termination of the
--------------------------------------------------
escrow for the Escrow Consideration, PETsMART and the Affiliated Parties shall not be entitled to seek recourse against a Shareholder in satisfaction of a claim under Section 6.2 without first seeking recourse against the Escrow
            -----------
Consideration allocable to such Shareholder in the escrow, unless (i) the amount of such claim against such Shareholder, when taken together with all other claims against such Shareholder by all of the indemnified parties, exceeds the amount of the Escrow Consideration allocable to such Shareholder in escrow at the time such claim is initiated, in which event the indemnified party may seek direct recourse against such Shareholder in respect of such claim. If PETsMART shall have any claim against the Shareholders pursuant to this Article 6 for which it seeks recourse against the Escrow Consideration (but excluding claims resulting from the assertion of liability by third parties), PETsMART shall promptly give written notice thereof to the Escrow Agent (as defined in the Escrow Agreement) and the Shareholders' Representative, including in such notice a brief description of the facts upon which such claim is based and the amount thereof. If the Shareholders' Representative objects to the allowance of any such claims, it shall give written notice to PETsMART and the Escrow Agent within twenty days following receipt of PETsMART's notice of claim, advising PETsMART and the Escrow Agent that it does not consent to the delivery of any or some of the Escrow Consideration out of escrow for application to such claims. If no such written notice is timely provided by the Shareholders' Representative to PETsMART and the Escrow Agent and received by the Escrow Agent within twenty days following the Shareholders' Representative's receipt of PETsMART's notice of claim, the Escrow Agent shall, within five business days after the expiration of the prior notice period, deliver out of escrow the lesser of: (a) the portion of the Escrow Consideration most nearly equal in value to the amount of the claim or claims thus to be satisfied, or (b) all of the Escrow Consideration.
If the Shareholders' Representative notifies PETsMART and the Escrow Agent receives written notice within the foregoing twenty day period that the Shareholders' Representative objects to such application of the Escrow Consideration after a claim has been made, the Escrow Agent shall hold the Escrow Consideration in an amount most nearly equal in value to the amount of the claim or claims then made in escrow until the rights of the Shareholders and PETsMART with respect thereto have been agreed upon between the Shareholders' Representative and PETsMART in accordance with the Escrow Agreement and the Escrow Agent receives written notice accordingly or the Escrow Agent is directed by a court or arbitration panel. If any distribution referred to in this

Section 6.4 involves less than all of the
-----------

Escrow Consideration, it shall be allocated pro rata against the Escrow Consideration therein based on the Escrow Consideration beneficially owned by each Shareholder (unless the claim made is based on an inaccuracy or breach of a representation or warranty contained in Article 2A of this Agreement, in which case the allocation of the distribution of the Escrow Consideration shall be determined in accordance with Section 6.2(b)). If PETsMART has any claim against
                              ---------------
any Shareholder or Shareholders pursuant to this Article 6 (but excluding claims resulting from the assertion of liability by third parties) outside of the Escrow or over and above the amount of the Escrow Consideration, PETsMART shall promptly give written notice thereof to such Shareholder or Shareholders, including in such notice a brief description of the facts upon which such claim is based and the amount thereof. If such Shareholder or Shareholders, within twenty days after receipt of PETsMART's notice of claim, do not give written notice to PETsMART announcing their intent to contest such assertion of PETsMART such assertion shall be deemed accepted and the amount of claim shall be deemed a valid claim and such Shareholder or Shareholders shall, within five days after expiration of the prior notice period deliver to PETsMART the amount of the claim. In the event, however, that such Shareholder or Shareholders contest the assertion of a claim by giving such written notice to PETsMART within said period, then the parties shall act in good faith to reach agreement regarding such claim. In the event the parties are unable to reach an agreement regarding such claim, such claim shall be settled in accordance with Section 2.5 of the
                                                           -----------
Escrow Agreement.

          6.5  Procedure for Indemnification of the Shareholders with Respect to
               -----------------------------------------------------------------
Non-Third Party Claims.  If any Shareholder has any claim against PETsMART
----------------------
pursuant to this Article 6 (but excluding claims resulting from the assertion of liability by third parties), the Shareholder shall promptly give written notice thereof to PETsMART, including in such notice a brief description of the facts upon which such claim is based and the amount thereof. If PETsMART, within twenty days after receipt of the Shareholders' notice of claim, does not give written notice to the Shareholders announcing its intent to contest such assertion of the Shareholder such assertion shall be deemed accepted and the amount of claim shall be deemed a valid claim and PETsMART shall, within five days after expiration of the prior notice period, deliver to the Shareholders the amount of the claim, which, if such claim is brought on behalf of all Shareholders, shall be allocated as specified in writing by the Shareholders' Representative (and PETsMART will have no liability to any Shareholder for allocating the same based on written instructions of the Shareholders' Representative.). In the event, however, that PETsMART contests the assertion of a claim by giving such written notice to the Shareholders within said period, then the parties shall act in good faith to reach agreement regarding such claim. In the event the parties are unable to reach an agreement regarding such claim, such claim shall be settled in accordance with Section 2.5 of the Escrow
                                                      -----------
Agreement.

          6.6  Procedure for Indemnification with Respect to Third-Party Claims.
               ----------------------------------------------------------------

               (a) If an indemnified party determines to seek indemnification under Section 4.2 or this Article 6 with respect to a claim resulting from the
      -----------
assertion of liability by third parties, such indemnified party shall promptly give notice to the indemnifying parties of facts upon which any such claim is based; the notice shall set forth such material information with respect thereto as is then reasonably available to such indemnified party. In case any such liability is asserted against the indemnified party, and the indemnified party notifies the indemnifying parties thereof, the indemnifying parties will be entitled, if such indemnifying parties so elect by written notice delivered to the indemnified party within fifteen days after receiving the indemnified party's notice, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. Notwithstanding the foregoing, (i) the indemnified party shall also have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the indemnified party unless it is determined that there is a conflict of interest between or among the indemnified party and any indemnifying party with respect to such claim, in which case the fees and expenses of such counsel will be borne by such indemnifying parties and
(ii) the rights of an indemnified party to be indemnified hereunder in respect of claims resulting from the assertion of liability by third parties shall not be adversely affected by its failure to give notice pursuant to the foregoing unless, and, if so, only to the extent that, such indemnifying parties are materially prejudiced thereby. With respect to any assertion of liability by a third party that results in an indemnifiable claim, the parties hereto shall make available to each other all relevant information in their possession material to any such assertion and shall undertake such further cooperation as is reasonably required to defend against such third-party claim.

               (b) In the event that such indemnifying parties, within fifteen days after receipt of the aforesaid notice of a claim, fail to assume the defense of an indemnified party against such claim, the indemnified party shall have the right to undertake the defense, compromise, or settlement of such action on behalf of and for the account, expense, and risk of such indemnifying parties.

               (c) Notwithstanding anything in this Article 6 to the contrary,
                                                    ---------
if there is a reasonable probability that a claim may materially adversely affect an indemnified party, the indemnified party shall have the right to participate (at the indemnified party's expense) in such defense, compromise, or settlement and such indemnifying parties shall not, without the indemnified party's written consent (which consent shall not be unreasonably withheld), settle or compromise any such claim or consent to entry of any judgment in respect thereof. If the indemnifying parties notify the indemnified party that they wish to accept a bona fide written offer to settle or compromise from any such claimant or plaintiff (which offer includes a release of the indemnified party from all liability in respect of such claim), and the indemnified party does not consent to such settlement or compromise, the indemnifying parties shall not be liable under this Section 6.6 for the amount by which any Losses
                               -----------
from any subsequent settlement, compromise or judgment with respect to such claim exceeds such bona fide written offer (or for any legal fees and other related fees incurred after such time), provided, however, that, if one or more of the Shareholders is the indemnifying party and PETsMART or any of the Affiliated Parties is the indemnified party, the provisions of this sentence shall not apply unless, at the time the indemnifying parties give notice of their desire to accept a bona fide written offer, all such indemnifying parties
(i) acknowledge in writing to PETsMART that PETsMART and the Affiliated Parties are entitled unconditionally to indemnification under this Agreement by the Shareholders for such settlement or compromise and (ii) provide to PETsMART evidence reasonably satisfactory to PETsMART that such parties have the financial ability to satisfy any liability resulting from such settlement or compromise.

               (d) In the event PETsMART is an "indemnified party" with respect to a third party claim for which it seeks recourse against the Escrow Consideration and a settlement or judgment is reached with respect to such claim, such indemnified party shall promptly give written notice thereof to the Shareholders' Representative and the Escrow Agent, including in such notice a brief description of the settlement or judgment and the amount thereof. If the Shareholders' Representative objects to the allowance of any such claims, it shall give written notice to such indemnified party and the Escrow Agent within twenty days following receipt of such notice of claim, advising such indemnified party and the Escrow Agent that it does not consent to the delivery of any or a portion of the Escrow Consideration out of escrow to such indemnified party for application to such claims. If no such written notice is timely provided by the Shareholders' Representative to such indemnified party and received by the Escrow Agent within twenty days following the Shareholders' Representative's receipt of PETsMART's notice of claim, the Escrow Agent shall, within five (5) business days after the expiration of the prior twenty day notice period, deliver out of escrow the lesser of: (a) that portion of the Escrow Consideration most nearly equal in value to the amount of the claim or claims thus to be satisfied, or (b) all of the Escrow Consideration. If the Shareholders' Representative notifies such indemnified party and the Escrow Agent receives such written notice within the foregoing twenty day period that the Shareholders' Representative objects to such application of the Escrow Consideration, the Escrow Agent shall hold the Escrow Consideration in escrow until the rights of the Shareholders and such indemnified party with respect thereto have been agreed upon between the Shareholders' Representative and such indemnified party or until such rights are finally determined in accordance with the Escrow Agreement and the Escrow Agent receives written notice accordingly. If any distribution referred to in this Section 6.6 involves less than all of
                                        -----------
the Escrow Consideration, it shall be allocated pro rata against the Escrow Consideration therein based on the Escrow Consideration beneficially owned by each Shareholder (unless the claim made is based on an inaccuracy or breach of a representation or warranty contained in Article 2A of this Agreement, in which case the allocation distribution of the Escrow Consideration shall be determined in accordance with Section 6.2(b)).
                   --------------

               (e) Notwithstanding anything to the contrary in this Article 6 except for Section 6.2(a)(ii) and Section 6.2(b)(i), (i) the first One Hundred Thousand Dollars ($100,000) of any and all attorney's fees arising out of the defense of any claim, demand, suit or cause of action alleging that the use by Acme or the contemplated use by PETsMART of the Acmepet name (or any derivation thereof) infringes any rights of a third party shall be borne by the Shareholders, and thereafter, the remainder of all such fees shall be borne equally by the Shareholders, on the one hand, and PETsMART, on the other hand, and (ii) such claim, demand, suit or cause of action shall be defended by counsel who is mutually and reasonably acceptable to the Shareholders, on the one hand, and PETsMART, on the other hand.

                                   ARTICLE 7

                                  TERMINATION

          7.1  Termination by Mutual Consent.   At any time prior to the
               -----------------------------
Closing, this Agreement may be terminated by written consent of PETsMART and Acme, notwithstanding approval of the Merger by the Shareholders. In addition, this Agreement shall automatically terminate (a) if the Closing does not occur on or before September 30, 1999 unless PETsMART and Acme agree in writing to extend the term of this Agreement, or (b) if satisfaction of any condition to closing the transactions contemplated hereby become impossible (other than a failure of a party to comply with its obligations hereunder).

          7.2  Effect of Termination.  In the event of termination as provided
               ---------------------
above, the obligations of the parties hereunder shall terminate, and there shall be no liability or obligation on the part of any party hereto; provided, that
(a) Sections 7.2, 8.1, 8.2, 8.3, 8.4, 8.6 and 8.8 of this Agreement and the
    ---------------------------------------------
Confidentiality Agreement shall survive such termination and continue in full force and effect and (b) nothing herein will relieve any party from liability for any willful breach of this Agreement prior to such termination; provided, however, that if PETsMART fails to consummate the Merger in breach of this Agreement it shall promptly pay to Acme a fee of $400,000 (which shall be the sole remedy of Acme, LLC, and the Shareholders for such a breach).

                                   ARTICLE 8

                                 MISCELLANEOUS

          8.1  Notices.  Any notice given hereunder shall be in writing and
               -------
shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile with confirmation of receipt) or the third day after mailing by certified or registered mail, postage prepaid, as follows:

               If to PETsMART:

                    PETsMART.com
                    130 West Union Street
                    Pasadena, CA 91103
                    Attention:  Tom McGovern, Jr.
                    Facsimile:  (626) 535-2701


               with a copy to:

                    Strategic Law Partners, LLP
                    333 S. Grand Avenue, Suite 3950
                    Los Angeles, CA 90071
                    Attention: Bradley D. Schwartz, Esq.
                    Facsimile:  (213) 621-0982

               (a)                     If to Acme:

                    Digital Communities, Inc., dba Acmepet.com
                    1419 Aldenham Lane
                    Reston, VA 20190
                    Attention: Bruce Kirshenbaum
                    Facsimile:  (703) 742-3678

               with a copy to:

                    Tucker Flyer
                    1615 L Street, N.W., Suite 400
                    Washington, D.C. 20036
                    Attention:  Arthur E. Cirulnick
                    Facsimile:  (202) 429-3231

               if to the Shareholders' Representative:

                    Bruce Kirschenbaum
                    1419 Aldenham Lane
                    Reston, VA 20190
                    Facsimile:  (703) 742-3678

               with a copy to:

                    Tucker Flyer
                    1615 L Street, N.W., Suite 400
                    Washington, D.C. 20036
                    Attention:  Arthur E. Cirulnick
                    Facsimile:  (202) 429-3231


or to such other address as any party may have furnished in writing to the other parties in the manner provided above.

          8.2  Entire Agreement; Modifications; Waiver.  This Agreement and the
               ---------------------------------------
exhibits and schedules hereto and the documents referred to herein and the Confidentiality Agreement between the parties hereto constitute the final, exclusive and complete understanding of the parties with respect to the subject matter hereof and supersede any and all prior agreements, understandings and discussions with respect thereto, including, without limitation the Letter of Intent, dated June 18, 1999 ("Letter of Intent"). No variation or modification
                              ----------------
of this Agreement and no waiver of any provision or condition hereof, or granting of any consent contemplated hereby, shall be valid unless in writing and signed by the party against whom enforcement of any such variation, modification, waiver or consent is sought. The rights and remedies available to PETsMART and Acme pursuant to this Agreement and all exhibits hereunder shall be cumulative.

          8.3  Counterparts.  This Agreement may be executed in any number of
               ------------
counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute one agreement.

          8.4  Public Announcements.  Except as may be required by applicable
               --------------------
law, none of the parties hereto shall make any disclosure or announcement to any third party pertaining to the subject matter hereof without the prior written consent of PETsMART and Acme.

          8.5  Successors and Assigns.  No party may, without the prior express
               ----------------------
written consent of each other party, assign this Agreement in whole or in part. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

          8.6  Governing Law.  This Agreement shall be governed by and construed
               -------------
in accordance with the laws of the State of Delaware, without regard to its conflict of law or choice of law provisions.

          8.7  Further Assurances.  At the request of any of the parties hereto,
               ------------------
and without further consideration, the other parties agree to execute such documents and instruments and to do such further acts as may be necessary or desirable to effectuate the Merger.

          8.8  Attorneys' Fees.  In the event of any suit or other proceeding to
               ---------------
construe or enforce any provision of this Agreement or any other agreement to be entered into pursuant hereto, or otherwise in connection with this Agreement, the prevailing party's or parties' reasonable attorneys' fees and costs (in addition to all other amounts and relief to which such party or parties may be entitled) shall be paid by the other party or parties.

          8.9  Appointment of Shareholders' Representative.  By approval of this
               -------------------------------------------
Agreement (by written consent or at a duly authorized Shareholders' meeting) each Shareholder shall be deemed to have irrevocably appointed Bruce Kirschenbaum, the "Shareholders' Representative") to represent the interests of the Shareholders and the Shareholders in connection with the Escrow Agreement and to act as the attorney in fact of the Shareholders and the Shareholders to contest, settle, compromise or otherwise dispose of any claim made by PETsMART in respect of this Agreement, and to take all steps, including engaging counsel to represent the Shareholders, reasonably necessary or desirable in connection therewith. No further documentation shall be required to evidence such appointment, and such power of attorney shall be coupled with an interest, thereby confirming such appointment as irrevocable. The Shareholders' Representative shall be empowered to act with respect to all matters arising under this Agreement and the Escrow Agreement after the Closing Date. The Shareholders' Representative shall not be liable to the Shareholders by reason of any error of judgment or for any act done or step taken or omitted by them in good faith or for any mistake of fact or law for anything which he may do or refrain from doing in connection herewith unless caused by or arising out of his own gross negligence or willful misconduct. The Shareholders' Representative shall be entitled to treat as genuine any letter, paper, facsimile, telex, or other document reasonably believed by him to be genuine.

          8.10 Transition Closing Services.
               ---------------------------

          (i) For the period commencing on the date of this Agreement and ending on the earlier of (1) ninety (90) days following the Closing Date and (2) November 12, 1999 (the "Transition Period") the Principals, and other necessary staff and consultants as may be possible to retain, will provide support to PETsMART in the transfer of Acme (and other sites and domains of Acme) to PETsMART's ownership, control and management in order to provide for an efficient, orderly, and effective transfer and maintenance of the character, quality, audience and reputation of Acme. Such assistance shall include, but not be limited to:

           (a) Managing, and assisting PETsMART in managing, relationships with consultants and volunteers (monitors) so that the site continues to operate in its current manner including scheduled chats, Bulletin Boards and the like.

           (b) Managing, and assisting PETsMART in managing, relationships with advertisers/sponsors of Acme.

           (c) Providing daily updates, information, and content, including the weekly newsletter, either by inputting directly to the site and/or providing to PETsMART staff.
Providing graphical design services for maintaining Acme and Acmepetcards.com

     (ii)  Transfer and Set Up of Files.  For a period of thirty (30) days
           ----------------------------
after the date of this Agreement, the Principals and staff/consultants will work with PETsMART staff/consultants to do the following:

           (a) Compress Acme and Acmepetcards.com sites on Acme servers.

           (b) Transfer such compressed archived files to PETsMART designated servers.

           (c) Unarchive the compressed Acmpet.com and Acmepetcards.com web sites on PETsMART servers.

           (d) During this period the Principals and staff/consultants will continue to maintain the sites in the normal course of business and write and transmit Acmepet's weekly newsletter.

     (iii) Testing of Acme site(s) on PETsMART servers.  For a period of
           -------------------------------------------
up to twenty-one (21) days from the date of the unarchiving of the transferred files (the "Test Period"), the Principals and staff/consultants will work with PETsMART staff/consultants to do the following:

           (a) Test the Acme site(s) on PETsMART servers.

           (b) During this period the Principals and necessary staff/consultants will continue to maintain, update, and operate the Acme and Acmepetcards.com web sites on Acme servers.

           (c) During this period the Principals and staff/consultants will, upon request from PETsMART, update and help maintain and operate the Acme and

Acmepetcards.com sites located on PETsMART servers in order that such sites reflect or mirror the same information and updates as on the "public" Acme and Acmepetcards.com sites.

           (d) During this period the Principals and staff/consultants will continue to maintain the sites in the normal course of business and write and transmit Acmepet's weekly newsletter.

     (iv)  Domain(s) Ownership Change.  At the end of the Test Period, both
           --------------------------
parties shall immediately notify www.networksolutions.com to transfer the
                                 ------------------------
ownership and server designations from Acme to PETsMART. During this period the Principals and staff/consultants will continue to maintain the sites in the normal course of business and write and transmit Acmepet's weekly newsletter.

           (a) In order to maintain a seamless transition of the bulletin boards, main page, and all other pages that may have been updated or changed during the Test Period, those new pages will be copied over to the PETsMART server on the official "launch" day of the PETsMART owned Acme and Acmepetcards.com web sites.

     (v)   Additional Transition Assistance.  After the Acme and
              --------------------------------
Acmepetcards.com sites have been reassigned to PETsMART Servers, the Principals, and those staff/consultants who can be retained, as may be determined and requested by PETsMART, will assist in the maintenance and operations of Acme and Acmepetcards.com for the balance of the Transition Period. Such assistance shall include:

           (a) Relationships with consultants and volunteers(monitors) who are continued in a relationship with PETsMART.

           (b) Relationships with advertisers/sponsors of Acme.

           (c) Providing daily updates, information, and content either by inputting directly to the site or providing to PETsMART staff.

           (d) Providing graphical design services for maintaining Acme and Acmepetcards.com.

     (vi)  Payments for Transition Services.  The following payments will be
           --------------------------------
paid to the Principals and staff/consultants during the Transition Period.

           (a) During the first forty-five (45) days of the Transition Period, all required costs of providing such transition services shall be borne by the Principals, including retention of Shareholders/staff/consultants, as well as hosting of sites on Acme servers and shall be referred to herein as the Acme Transition Fees. To the extent such costs have been deducted from the First Cash Payment, PETsMART shall promptly reimburse the Principals for such costs upon submission of appropriate documentation by the Shareholders' Representative.

          (b) For the balance of the Transition Period, those staff/consultants and services required by PETsMART shall be reimbursed to the Principals by PETsMART at the current rates and costs promptly upon submission of appropriate documentation by the Shareholders' Representative.

          (c) Any reasonable out of pocket costs of the Shareholders and others incurred during the balance of the Transition Period shall be reimbursed by PETsMART (other than travel and lodging expenses which shall be reimbursed for the full Transition Period) within 15 days after submission of appropriate documentation.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date set forth above.

                    PETSMART.COM, INC.


                    By:  /s/ Tom McGovern
                        -----------------------------
                    Name:
                    Title:


                    DIGITAL COMMUNITIES, INC.


                    By:  /s/ Bruce Kirschenbaum
                        -----------------------------
                    Name:
                    Title:  President
                           --------------------------


                    DIGITAL COMMUNITIES, LLC.


                    By: /s/ Bruce Kirschenbaum
                        -----------------------------
                    Name:
                    Title:


                    PRINCIPALS


                    /s/ Bruce Kirschenbaum
                    ---------------------------------
                    Bruce Kirschenbaum

                     /s/ Sam Zappas
                     --------------------------------
                     Sam Zappas



                     /s/ Mary Chadsey
                     -----------------
                     Mary Chadsey